FOR IMMEDIATE RELEASE
Sep. 5, 2002

Tellabs provides third-quarter guidance, announces plan to align expenses with revenues

Naperville, Ill. — Tellabs expects third-quarter sales to be down about 15% to 25% from its second-quarter sales of $345 million and expects to record a third-quarter loss as a result of lower North American carrier spending. To keep pace with customers’ reduced anticipated spending, Tellabs will reduce its worldwide work force by about 800 people and close a manufacturing facility in Shannon, Ireland. Tellabs plans to reduce its work force by about 400 employees in the United States and about 400 employees internationally.

By the first quarter of 2003, Tellabs quarterly operating expenses will be reduced from $165 million to $145 million. Through these and earlier restructuring actions, Tellabs expects to generate annualized operating savings of $80 million in 2003.

As a result of these actions, Tellabs will record restructuring and other one-time charges of about $70 million in the third quarter of 2002. Tellabs also expects to record an impairment charge in the third quarter for facilities and investments of about $40 million.

“As customers spend less, we must take these painful steps to reduce expenses and position Tellabs for a future return to growth and profitability,” said Michael J. Birck, chairman and CEO of Tellabs. “We are focused on sustaining the capabilities we need to be first out of the gate with innovative bandwidth management solutions for our customers when the industry turns.”

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communications through Tellabs - most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; www.tellabs.com ).

CONTACTS:
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com
Jennifer Stiglic
+1.630.798.2505
jennifer.stiglic@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.